Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”) is entered into as of October 23, 2013, by and between LINEAR TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

SECTION 1.1.    DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” has the meaning ascribed thereto in Section 8.11(b) hereof.

“Change in Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of Borrower.

“Closing Date” has the meaning ascribed thereto in Section 4.1 hereof.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Convertible Debt Security” means any debt security the terms of which provide for the conversion thereof into Equity Interests, cash or a combination of Equity Interests and cash.

“Debtor Relief Laws” means the Bankruptcy Reform Act, Title 11 of the United States Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Domestic Subsidiary” of a Person means any Subsidiary of such Person that is not (i) a Foreign Subsidiary, (ii) a Foreign Subsidiary Holdco or (iii) any Subsidiary wholly-owned by a Foreign Subsidiary. Unless otherwise specified, all references herein to a “Domestic Subsidiary” or to “Domestic Subsidiaries” shall refer to a Domestic Subsidiary or Domestic Subsidiaries of Borrower.

“EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum (without duplication) of: (a) the net income (or net loss) for such period; plus (b) all amounts treated as expenses for such period for depreciation, interest (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net interest costs under interest rate hedging agreements) and amortization (including, without limitation, the amortization of intangibles of any kind and acquired technology), but in each case only to the extent included in the determination of such net income (or net loss); plus (c) all charges for foreign, federal, state and local taxes paid or accrued for such period on or measured by income, but in each case only to the extent included in the determination of such net income (or net loss); plus (d) all non-cash losses, expenses or charges, including without limitation, for stock compensation for directors, officers, employees and consultants and impairment charges or write-off of goodwill or intangibles for such period, but in each case only to the extent included in the determination of such net income (or net loss) and to the extent such non-cash losses, expenses or charges are not reserved for cash charges to be taken in the future but prior to the Maturity Date; plus (e) all customary costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of any indebtedness permitted under this Agreement, but in each case only to the extent included in the determination of such net income (or net loss); provided that net income (or net loss) shall be computed for all of the foregoing purposes without giving effect to extraordinary, non-recurring, non-cash gains or losses.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing. Notwithstanding the foregoing, neither Convertible Debt Securities nor Permitted Call Spread Swap Agreements shall constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event (as defined in ERISA) with respect to a Pension Plan; (b) the incurrence by Borrower or an ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning ascribed thereto in Section 7.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Subsidiary” of a Person means a Subsidiary of such Person that is organized under the laws of a country (or political subdivision thereof) other than the United States (or any state or other political subdivision thereof). Unless otherwise specified, all references herein to a “Foreign Subsidiary” or to “Foreign Subsidiaries” shall refer to a Foreign Subsidiary or Foreign Subsidiaries of Borrower.

“Foreign Subsidiary Holdco” means any Subsidiary organized under the laws of a jurisdiction located in the United States of America substantially all of the assets of which consist of Equity Interests in “controlled foreign corporations” as defined in Section 957 of the Code.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances and consistently applied.

“Guarantor” means any Person who is required pursuant to the terms hereof to be a guarantor of the payment and performance of the Obligations.

“Guaranty” means a Continuing Guaranty in substantially the form of Exhibit A hereto.

“Immaterial Subsidiary” of a Person means a Subsidiary of such Person so long as (i) the unconsolidated total assets of such Subsidiary represent not more than five percent (5%) of the consolidated assets of Borrower and (ii) the unconsolidated total revenue of such Subsidiary represents not more than five percent (5%) of the consolidated revenue of Borrower.

“Indemnified Party” has the meaning ascribed thereto in Section 8.3(b) hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement in the nature of a security interest, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Line of Credit” has the meaning ascribed thereto in Section 2.1(a) hereof.

“Line of Credit Note” has the meaning ascribed thereto in Section 2.1(a) hereof.

“Loan Documents” means this Agreement, the Line of Credit Note and each contract, instrument and other document required hereby or at any time hereafter delivered by Borrower or any Guarantor to Bank in connection herewith.

“Material Adverse Effect” means, with respect to Borrower and its Subsidiaries, (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of Bank under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against Borrower or any Guarantor of any Loan Document to which it is a party.

“Maturity Date” has the meaning ascribed thereto in Section 2.1(a) hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the advances made under the Line of Credit, and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Borrower, the Guarantors and each of their respective Subsidiaries to Bank, in each case under any Loan Document, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against Borrower, any Guarantor or any Subsidiary thereof of any proceeding under any Debtor Relief Law, or under any state or federal law granting relief to debtors, whether now or hereafter in effect, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or during the preceding five plan years, has made or been obligated to make contributions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) by Borrower of (i) all or substantially all of the operating assets of any Person, (ii) all or substantially all of the Equity Interests in a Person or (iii) a division or line of business of a Person, in each case so long as all of the following conditions are satisfied: (a) the acquisition is consummated in compliance in all material respects with applicable law and Borrower’s organizational documents; (b) such acquisition consists of stock or assets of other business entities in the same or substantially similar business as Borrower and its Subsidiaries or a business reasonably related or incidental thereto, or that constitutes a reasonable extension thereof; (c) after giving effect to the acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 5.9 hereof on a pro forma basis as if such acquisition had occurred on the first day of the most recent fiscal quarter of Borrower for which financial statements have been delivered under Section 5.3 hereof; (d) Borrower shall have notified Bank not less than ten (10) days prior to the consummation of such acquisition and furnished to Bank such details as to such acquisition (including sources and uses of funds therefor) as Bank reasonably requests, and, if the consideration for such acquisition exceeds One Hundred Million Dollars ($100,000,000), 3 year historical financial information and 3 year pro forma financial forecasts of the acquired business on a stand alone basis as well as of Borrower on a consolidated basis after giving effect to the acquisition and covenant compliance calculations reasonably satisfactory to Bank demonstrating satisfaction of the condition described in clause (c) above; and (e) immediately following such acquisition, Borrower’s total unrestricted (other than restricted cash held by Bank or its affiliates) unencumbered cash, cash equivalents and marketable securities, on a consolidated basis, shall be not less than Five Hundred Million Dollars ($500,000,000.00).

“Permitted Call Spread Swap Agreements” means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which Borrower acquires an option requiring the counterparty thereto to deliver to Borrower shares of common stock of Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Agreement pursuant to which Borrower issues to the counterparty thereto warrants to acquire common stock of Borrower (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by Borrower in connection with the issuance of Convertible Debt Securities; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Agreements of such type (as determined by the Board of Directors of Borrower in good faith) and (ii) in the case of clause (b) above, such Swap Agreement would be classified as an equity instrument in accordance with GAAP, and the settlement of such Swap Agreement does not require Borrower to make any payment in cash or cash equivalents that would disqualify such Swap Agreement from so being classified as an equity instrument.

“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than ninety (90) days for securities (i) described in clause (a) above, or (ii) included in the investment policy described in clause (g) below and, in each case, entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(f)    cash denominated in U.S. Dollars, Pounds Sterling, euro or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; and
(g)    any other investments permitted by Borrower’s investment policy as such policy is in effect, and as disclosed to Bank, prior to the Closing Date and as amended, restated, supplemented or otherwise modified from time to time (it being understood that any changes to the investments permitted under such policy shall constitute Permitted Investments for purposes of this Agreement only with the consent (such consent not to be unreasonably withheld) of Bank).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, Borrower or any ERISA Affiliate for the benefit of any current or former employees of Borrower or any ERISA Affiliate and with respect to which Borrower or any ERISA Affiliate has or may have any liability or obligation, in each case for which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Rules” has the meaning ascribed thereto in Section 8.11(b) hereof.

“SEC” means the United States Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Specified Convertible Debt Securities” means Borrower’s 3.00% convertible senior notes due May 1, 2027.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“United States” and “U.S.” mean the United States of America.

SECTION 1.2.    INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (b) references to this Agreement include any and all Exhibits and Schedules hereto; (c) references to words such as “herein,” “hereof” and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (d) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement to the extent it is prohibited by this Agreement; (e) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; (f) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person; and (g) the Recitals hereto, including terms defined therein, are incorporated hereby by reference and acknowledged to be true, correct and accurate by the parties hereto. If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by Borrower or any Subsidiary shall be accounted for as obligations relating to an operating lease and not as capital lease obligations.

ARTICLE II
CREDIT TERMS

SECTION 2.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 22, 2015 (the “Maturity Date”), not to exceed at any time the aggregate outstanding principal amount of One Hundred Million Dollars ($100,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes of Borrower and its Subsidiaries. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of October 23, 2013 (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(c)    Termination. This Agreement may be terminated prior to the Maturity Date by written notice by Borrower to Bank, so long as on the date of such termination Borrower has paid and satisfied all Obligations (other than contingent indemnity obligations not yet due and payable) in full in cash; provided that, all obligations that are expressly specified in this Agreement to survive the termination of this Agreement shall so survive the termination of this Agreement and the payment in full of the obligations of Borrower hereunder and under the other Loan Documents. Such termination shall be effective on the date specified in Borrower’s notice to Bank, which date must be at least three (3) business days after the date such written notice of termination is given to Bank. The notice of termination may state that such notice is conditioned upon the occurrence of one or more events specified therein and may be revoked by Borrower (by written notice to Bank) if such condition is not satisfied.

SECTION 2.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each advance made under the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b)    Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

SECTION 2.3.    COMPENSATING BALANCES. Borrower shall maintain with Bank average free collected Stagecoach Sweep deposit balances, separate of any account balances used to offset service or other charges as shown on Borrower’s monthly Account Analysis from Bank, calculated on a quarterly basis, equal to $30,000,000.00.

SECTION 2.4.    COLLECTION OF PAYMENTS. Borrower shall pay Bank all principal, interest and fees due under each credit subject hereto by wire transfer or otherwise in immediately available funds. Unless Bank shall otherwise direct, all such payments shall be made by means of wire transfer of funds through the Federal Reserve Wire System to Bank’s account at: Wells Fargo Bank N.A., Denver, CO, Bnf: Denver WLS, ABA: 121000248, Account: 00027124050720, Text: Cust Name, Obligor #TBD, Obligation #TBD, or such other address as Bank may specify in writing from time to time.

SECTION 2.5.    GUARANTIES. The payment and performance of all Obligations shall be guaranteed jointly and severally by each present and future direct or indirect Subsidiary of Borrower that is not a Foreign Subsidiary, a Foreign Subsidiary Holdco or an Immaterial Subsidiary; provided that Borrower agrees that (i) the aggregate assets of Domestic Subsidiaries that are not Guarantors shall at no time exceed ten percent (10%) of the total consolidated assets of Borrower and (ii) the aggregate revenue of Domestic Subsidiaries that are not Guarantors shall at no time exceed ten percent (10%) of the total consolidated revenue of Borrower. All such guaranty obligations shall be evidenced by and subject to the terms of a Guaranty. If (i) the aggregate assets of Domestic Subsidiaries that are not Guarantors shall at any time exceed ten percent (10%) of the total consolidated assets of Borrower or (ii) the aggregate revenue of Domestic Subsidiaries that are not Guarantors shall at any time exceed ten percent (10%) of the total consolidated revenue of Borrower, then Borrower will cause sufficient Domestic Subsidiaries to become Guarantors pursuant to Section 5.12 to eliminate such excess.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall be deemed made on the Closing Date and on such dates specified in Section 4.2(a) hereof until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 3.1.    LEGAL STATUS. Borrower is a corporation, duly incorporated and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required, except where the failure to so qualify or to be so licensed could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.2.    AUTHORIZATION AND VALIDITY. This Agreement and each of the other Loan Documents have been duly authorized by Borrower or the Guarantors party thereto, as applicable, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of Borrower or such Guarantors, enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party do not violate any provision of any applicable law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound, except where such breach or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4.    LITIGATION. There are no pending, or to Borrower’s knowledge threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect, other than those disclosed by Borrower to Bank in writing prior to the date hereof or as disclosed in Borrower’s filings with the SEC prior to the date hereof.

SECTION 3.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statements of Borrower for the fiscal year ended June 30, 2013, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly in all material respects the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower and its Subsidiaries, taken as a whole, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by this Agreement or by Bank in writing.

SECTION 3.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 3.8.    PERMITS, FRANCHISES. Borrower possesses, or can obtain rights to use, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to so possess such permits, consents, approvals, franchises, licenses or rights could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA in respect of each Plan; Borrower has performed in all material respects all obligations required to be performed by Borrower under each Plan and has no knowledge of any material violation by Borrower under any Plan; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof or in Borrower’s filings with the SEC, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To Borrower’s knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to result in a Material Adverse Effect. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE IV
CONDITIONS

SECTION 4.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions (the first date on which all of the conditions precedent in this Section 4.1 are satisfied (or waived in accordance with Section 8.1 hereof) is referred to herein as the “Closing Date”):

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)    This Agreement.
(ii)    Revolving Line of Credit Note.
(iii)    Corporate Resolution: Borrowing.
(iv)    Certificate of Incumbency.
(v)    Such other documents as Bank may require under any other Section of this Agreement.

(c)    Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries, taken as a whole.

SECTION 4.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions precedent on the relevant date of such extension of credit:

(a)    Compliance. The representations and warranties of Borrower and the Guarantors contained herein and in each of the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the date of the signing of this Agreement and on the date of such extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any such representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)    No Existing Default. On and as of the date of the signing of this Agreement and on the date of such extension of credit by Bank pursuant hereto, no Default or Event of Default shall have occurred and be continuing or shall exist.

(c)    Documentation. Bank shall have received all additional documents which may be reasonably required by Bank in connection with such extension of credit.

Each request for an extension of credit by Borrower hereunder shall be deemed to be a representation and warranty that the conditions specified in Section 4.2(a) and Section 4.2(b) have been satisfied on and as of the date of the making of the applicable extension of credit.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any Obligations (other than contingent indemnity obligations not yet due) of Borrower to Bank under any of the Loan Documents remain outstanding, Borrower shall, and shall cause each of its Subsidiaries to, unless Bank otherwise consents in writing:

SECTION 5.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein

SECTION 5.2.    ACCOUNTING RECORDS. Maintain adequate books and records from which financial statements may be prepared in accordance with GAAP, and permit any representative of Bank, at any reasonable time and upon reasonable prior notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

SECTION 5.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following:

(a)    not later than 120 days after and as of the end of each fiscal year of Borrower, (i) a copy of Borrower’s Annual Report on Form 10-K as filed with the SEC and (ii) audited financial statements of Borrower and its Subsidiaries prepared in accordance with GAAP and reported on by independent certified public accountants of recognized national standing, to include the unqualified opinion of such accountants, balance sheet, income statement, statement of cash flows and all footnotes required by GAAP;

(b)    not later than 60 days after and as of the end of each fiscal quarter of Borrower, Borrower’s Quarterly Report on Form 10-Q filed with the SEC;

(c)    not later than 5 days after the delivery of each annual and quarterly financial statement of Borrower required hereby, a certificate of the chief executive officer or chief financial officer of Borrower, substantially in the form of Exhibit B hereto, that (i) said financial statements fairly present in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (which certificate requirement shall be satisfied by the certifications regarding Borrower’s financial statements included in or as exhibits to Borrower’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable) and (ii) there exists no Default or Event of Default; and

(d)    from time to time such other information as Bank may reasonably request.

SECTION 5.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower and its Subsidiaries are organized and/or which govern Borrower’s and its Subsidiaries’ continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, its Subsidiaries and/or their businesses, in each case except where the failure to so preserve, maintain or comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5.    INSURANCE. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by applicable law (including, without limitation, hazard and business interruption insurance).

SECTION 5.6.    FACILITIES. Keep all properties useful or necessary to Borrower’s and its Subsidiaries businesses in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments that, if not paid, could reasonably be expected to result in a Material Adverse Effect, except (a) such as Borrower and its Subsidiaries may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower and its Subsidiaries have set aside adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.9.    FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    EBITDA not less than $75,000,000.00 for each fiscal quarter, determined as of each fiscal quarter end.

SECTION 5.10.    DEPOSIT ACCOUNTS. Maintain Borrower’s principal deposit accounts and its other principal domestic, traditional banking relationships with Bank.

SECTION 5.11.    NOTICE TO BANK. Promptly (but in no event more than five (5) business days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of

Default; (b) any change in the name of Borrower or any Guarantor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan, in each case that could reasonably be expected to result in a Material Adverse Effect; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain unless such insurance policy is replaced in a manner meeting the requirements of the Loan Documents, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property in excess of an aggregate of One Hundred Million Dollars ($100,000,000.00).

SECTION 5.12.    SUBSIDIARY GUARANTIES. Promptly, and in any event within thirty (30) days after the formation or acquisition of a new direct or indirect Domestic Subsidiary that is a Material Subsidiary, or any event or occurrence resulting in a Domestic Subsidiary that is an Immaterial Subsidiary no longer being an Immaterial Subsidiary or required by Section 2.5 hereof to become a Guarantor, (i) cause such new Subsidiary or former Immaterial Subsidiary to execute and deliver a Guaranty in accordance with Section 2.5 hereof; and (ii) execute and deliver, and cause such Subsidiary to execute and deliver, any other documents reasonably requested by Bank to confirm the guaranty by such Subsidiary of Borrower’s obligations hereunder. Any Subsidiary executing a Guaranty after the date of this Agreement, shall for all purposes hereunder be deemed a “Guarantor” from and after the date that such Subsidiary executes such Guaranty.

ARTICLE VI
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any Obligations (other than contingent indemnity obligations not yet due) of Borrower to Bank under any of the Loan Documents remain outstanding, Borrower will not, and will not permit any of its Subsidiaries to, without Bank’s prior written consent:

SECTION 6.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

SECTION 6.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed money, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

(a)	the indebtedness and liabilities of Borrower to Bank;

(b)
purchase money indebtedness (including capital leases) of Borrower and its Subsidiaries in an aggregate amount not to exceed $50,000,000.00 at any time outstanding, so long as the aggregate outstanding principal amount of such indebtedness together with the aggregate outstanding principal amount of all indebtedness permitted pursuant to Section 6.2(c) hereof outstanding at any time does not exceed $1,000,000,000.00;

(c)
(i) the Specified Convertible Debt Securities and (ii) other unsecured indebtedness (so long as all such indebtedness has a final stated maturity date that occurs after the maturity date of the Line of Credit) of Borrower and its Subsidiaries not otherwise permitted pursuant to this Section in an aggregate outstanding principal amount (taken together with the aggregate outstanding principal amount of the Specified Convertible Debt Securities) not to exceed $1,000,000,000.00 at any time outstanding; provided that the aggregate outstanding principal amount of indebtedness incurred under this Section 6.2(c) together with the aggregate outstanding principal amount of all indebtedness permitted pursuant to Section 6.2(b) hereof outstanding at any time shall not exceed $1,000,000,000.00;

(d)
unsecured intercompany indebtedness between Borrower and any of its Subsidiaries or between Subsidiaries (i) existing as of, and disclosed in writing to Bank prior to, the Closing Date, and (ii) created, incurred or assumed after the Closing Date provided that, in the case of any such intercompany indebtedness owing by any Subsidiary that is not a Guarantor to Borrower or any Guarantor, immediately following the creation, incurrence or assumption thereof, Borrower’s total unrestricted (other than restricted cash held by Bank or its affiliates) unencumbered cash, cash equivalents and marketable securities, on a consolidated basis, is not less than Five Hundred Million Dollars ($500,000,000.00); and

(e)	indebtedness of any Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $100,000,000.00.

SECTION 6.3.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for any liabilities or obligations of any other Person, except (i) any of the foregoing in favor of Bank, (ii) customary indemnification obligations incurred in the ordinary course of business, (iii) guarantees of liabilities or obligations (other than indebtedness for borrowed money) of Borrower or any of its Subsidiaries entered into in the ordinary course of business, (iv) keep wells entered into by Borrower in respect of its Subsidiaries in the ordinary course of business and (v) guarantees of indebtedness of Borrower or any Subsidiary permitted by Section 6.2 this Agreement.

SECTION 6.4.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity other than (i) in connection with a Permitted Acquisition or (ii) any Subsidiary may merge with another Subsidiary or with Borrower so long as, if Borrower or any Guarantor is a party thereto, Borrower, a Guarantor or a Person that becomes a Guarantor concurrently with such transaction is the surviving Person; make any substantial change in the nature of Borrower’s or any Subsidiary’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except for a Permitted Acquisition; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s and its Subsidiaries assets, taken as a whole, except in the ordinary course of its business.

SECTION 6.5.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any Person, except:
(a)    loans, advances and investments existing as of, and disclosed in writing to Bank prior to, the Closing Date;
(b)    any loan, advance or investment made after the Closing Date so long as, immediately following the making of such loan, advance or investment, Borrower’s total unrestricted (other than restricted cash held by Bank or its affiliates) unencumbered cash, cash equivalents and marketable securities, on a consolidated basis, is not less than Five Hundred Million Dollars ($500,000,000.00);
(c)    (i) investments constituting Permitted Investments at the time made and (ii) investments existing as of the date hereof and disclosed in writing to Bank;
(d)    investments by Borrower and its Subsidiaries existing on the date hereof in the Equity Interests of its Subsidiaries;
(e)    Guarantees permitted by Section 6.3;
(f)    intercompany indebtedness permitted by Section 6.2;
(g)    extensions of credit in the nature of accounts receivable (including intercompany receivables and intercompany charges of expenses) or notes receivable arising from the grant of trade credit in the ordinary course of business and any prepayments and other credits to suppliers or vendors made in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or in connection with a bankruptcy or reorganization;
(h)    advances to officers, directors and employees of Borrower and Subsidiaries made in the ordinary course of business and substantially consistent with past practice for travel, entertainment, relocation, commission advances and analogous ordinary business purposes;
(i)    investments arising under (i) any Permitted Call Spread Swap Agreement or (ii) any Swap Agreement entered into to hedge or mitigate risks to which Borrower or any Subsidiary has actual exposure or to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Subsidiary and not for speculative purposes;
(j)    to the extent constituting investments, pledges and deposits permitted pursuant to clauses (b)(v) and (b)(vi) of Section 6.7; and
(k)    investments of any Person that becomes a Subsidiary after the date hereof, provided that (i) such investments exist at the time that such Person becomes a Subsidiary and (ii) such investments were not made in anticipation of such Person becoming a Subsidiary.

SECTION 6.6.    DIVIDENDS, DISTRIBUTIONS, DEBT RETIREMENT. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, nor voluntarily prepay or voluntarily early retire prior to the scheduled maturity thereof any indebtedness for borrowed money, if, with respect to any of the foregoing, immediately following such action, Borrower’s total unrestricted (other than restricted cash held by Bank or its affiliates) unencumbered cash, cash equivalents and marketable securities, on a consolidated basis, would be less than Five Hundred Million Dollars ($500,000,000.00). Notwithstanding the foregoing, (i) Borrower may declare and pay dividends with respect to its stock payable in additional shares of Borrower’s stock, (ii) Borrower may redeem, retire, repurchase or otherwise acquire shares of its stock pursuant to and in accordance with stock option plans or other benefit plans for management, employees or other eligible services providers of Borrower and its Subsidiaries approved by Borrower’s board of directors, (iii) with respect to any stockholders rights plan approved by Borrower’s board of directors, Borrower may distribute rights pursuant to such stockholder rights plan or redeem such rights in accordance with the terms of such stockholder rights plan, (iv) Borrower may repurchase fractional shares of its stock arising out of stock dividends, splits or combinations, business combinations or conversion or exercise of convertible securities, (v) Borrower may make payments in connection with the retention of stock in payment of withholding taxes in connection with equity-based compensation plans entered into in the ordinary course of business, (vi) Borrower may receive or accept the return to Borrower of stock constituting a portion of the purchase price consideration in settlement of indemnification claims, (vii) Borrower may make cash payments in lieu of fractional shares in connection with the conversion of any Equity Interests, and (viii) Borrower may perform its obligations and exercise its rights under the Specified Convertible Debt Securities or any Permitted Call Spread Swap Agreement.

SECTION 6.7.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a Lien upon all or any portion of Borrower’s or any Subsidiary’s property and assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank and (b) (i) Liens on property (1) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition, (2) of Borrower or any of its Subsidiaries existing at the time such property or assets are purchased or otherwise acquired by Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement, provided that, with respect to each of the foregoing clauses (1) and (2), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to specific property, (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other property of Borrower or any of its Subsidiaries and (E) the indebtedness secured by such Liens is permitted under this Agreement, (iii) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.7, (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.7, (v) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including pledges or deposits securing liability for reimbursement or indemnity arrangements and letter of credit or bank guaranty reimbursement arrangements with respect thereto), (vi) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (vii) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.1(f), (viii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary, (ix) leases or subleases granted to other Persons and not interfering in any material respect with the business of the lessor or sublessor, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods, (xi) Liens on insurance proceeds securing the premium of financed insurance proceeds, (xii) licenses of intellectual property given in the ordinary course of business (including, intercompany licensing of intellectual property between Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements), (xiii) any interest or title of a lessor or sublessor under any lease of real property or personal property, (xiv) Liens in existence on the Closing Date and described on Schedule 6.7, and the replacement, renewal or extension thereof, provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing, (xv) security interests on fixed or capital assets (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) acquired, constructed or improved by Borrower or any Subsidiary, provided that (A) such security interests secure indebtedness permitted by Section 6.2(b), (B) such security interests and the indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, and (C) the indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (xvi) Liens arising as a matter of law or created in the ordinary course of business in the nature of (A) normal and customary rights of setoff and bankers’ liens upon deposits of cash in favor of banks or other depository institutions and (B) Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions, (xvii) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to indebtedness not otherwise prohibited under this Agreement, (xviii) deposits as security for contested taxes or contested import or customs duties, (xix) Liens securing any overdraft and related liabilities arising in the ordinary course of business from treasury, depository or cash management services or automated clearing house transfers of funds, (xx) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods, (xxi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon, (xxii) Liens on assets of Foreign Subsidiaries securing indebtedness permitted by Section 6.02(e), (xxiii) Liens on any cash earnest money deposit made by Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement, (xxiv) any encumbrance or restriction with respect to the transfer of Equity Interests in any joint venture or similar arrangement pursuant to the terms thereof, and (xxv) Liens on assets of Borrower and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the indebtedness and other obligations secured by such Liens does not at any time exceed One Hundred Million Dollars ($100,000,000).

SECTION 6.8.    TRANSACTIONS WITH AFFILIATES. Enter into any transaction with any affiliate of Borrower or any of its Subsidiaries, except upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an affiliate of Borrower or such Subsidiary; provided that the foregoing shall not restrict (a) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by (to the extent incurred in such person’s capacity as a member of the board of directors or similar governing body), members of the board of directors (or similar governing body) of Borrower or its Subsidiaries; (b) compensation arrangements, indemnification arrangements and benefit plans for directors, officers and other employees of Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business; (c) employment and severance agreements or arrangements entered into by Borrower or any Subsidiary in the ordinary course of business; (d) transactions between or among Borrower or any Subsidiary; (e) advances made to officers, directors and employees of Borrower or any Subsidiary in the ordinary course of business for travel, entertainment, relocation, commission advances and other analogous ordinary business purposes; and (f) payments and transactions permitted by Section 6.6.

SECTION 6.9.    NO FURTHER NEGATIVE PLEDGES; RESTRICTIVE AGREEMENTS.

(a)    Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing indebtedness incurred pursuant to Section 6.2(b) hereof (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions in connection with any Lien permitted pursuant to Section 6.7 hereof or any document or instrument governing any such Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Lien), (iv) customary restriction and conditions in agreements relating to the sale of a Subsidiary or assets pending such sale, (v) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or encumbrance thereof, (vi) restrictions or conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of a Subsidiary existing prior to the consummation of the Permitted Acquisition or other acquisition pursuant to which such Subsidiary was acquired, so long as such restrictions or conditions are not created in connection with, or in anticipation of, such Permitted Acquisition or acquisition, (vii) contractual restrictions or encumbrances in effect on the date hereof, (viii) customary net worth or similar financial maintenance provisions contained in real property leases entered into by any Subsidiary, (ix) restrictions on any cash or other deposits of customers of Borrower, which cash or deposits are delivered to Borrower, imposed by such customers of Borrower or any Subsidiary under contracts entered into in the ordinary course of business, (x) restrictions under any arrangement with any governmental authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests, or (xi) pursuant to any document or agreement governing indebtedness incurred pursuant to Section 6.2(c) hereof.

(b)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of Borrower, any Guarantor or any Subsidiary thereof to (i) pay dividends or make any other distributions to Borrower, any Guarantor or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any indebtedness or other obligation owed to Borrower or any Guarantor or (iii) make loans or advances to Borrower or any Guarantor, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable law, (C) pursuant to any document or agreement governing indebtedness incurred pursuant to Section 6.2(c) or Section 6.2(e), (D) restrictions or conditions in any indenture, agreement, document, instrument or other arrangement relating to the assets or business of a Subsidiary existing prior to the consummation of the Permitted Acquisition or other acquisition pursuant to which such Subsidiary was acquired, so long as such restrictions or conditions are not created in connection with, or in anticipation of, such Permitted Acquisition or acquisition, (E) contractual restrictions or encumbrances in effect on the date hereof, (F) customary net worth or similar financial maintenance provisions contained in real property leases entered into by any Subsidiary, (G) restrictions on any cash or other deposits imposed by customers of Borrower or any Subsidiary under contracts entered into in the ordinary course of business and (H) restrictions under any arrangement with any governmental authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.

(c)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of Borrower, any Guarantor or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to Borrower or any Guarantor or (ii) act as Borrower or a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable law, (C) any document or instrument governing indebtedness incurred pursuant to Section 6.2(b) hereof (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Lien permitted pursuant to Section 6.7 hereof or any document or instrument governing any such Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) customary restrictions contained in an agreement related to the sale of property (to the extent such sale is permitted pursuant to Section 6.4 hereof) that limit the transfer of such property pending the consummation of such sale, (G) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) restrictions pursuant to any document or agreement governing indebtedness incurred pursuant to Section 6.2(c) or Section 6.2(e), and (J) restrictions under any arrangement with any governmental authority imposed on any Foreign Subsidiary in connection with governmental grants, financial aid, tax holidays or similar benefits or economic interests.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    (i) Borrower shall fail to pay when due any principal payable under any of the Loan Documents or (ii) Borrower shall fail to pay when due any interest, fees or other amounts payable under any of the Loan Documents and such failure shall continue unremedied for five (5) business days.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision (i) contained in Article VI of this Agreement or (ii) otherwise contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 7.1), and with respect to any such default described in this Section 7.1(c)(ii) that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)    (i) Any default, beyond any applicable grace period, in the payment or performance of one or more obligations, or any defined event of default, under the terms of one or more contracts, instruments or documents (other than any of the Loan Documents), pursuant to which Borrower or any Subsidiary, or any combination of Borrower and its Subsidiaries, has incurred any indebtedness for borrowed money to any Person or Persons (including Bank), whether direct or contingent, having an aggregate principal amount of more than One Hundred Million Dollars ($100,000,000.00), the effect of which default or defined event of default is to cause, or to permit the holder or holders of such indebtedness to cause, such indebtedness to become due and payable prior to its stated maturity, or required to be prepaid or repurchased prior to the stated maturity thereof; or (ii) any default, beyond any applicable grace period, in the payment or performance of one or more obligations, or any defined event of default, under the terms of one or more contracts, instruments or documents (other than any of the Loan Documents), pursuant to which Borrower or any Subsidiary, or any combination of Borrower and its Subsidiaries, has incurred any indebtedness for borrowed money to Bank, whether direct or contingent, having an aggregate principal amount of more than One Million Dollars ($1,000,000.00), the effect of which default or defined event of default is to cause, or to permit the holder or holders of such indebtedness to cause, such indebtedness to become due and payable prior to its stated maturity, or required to be prepaid or repurchased prior to the stated maturity thereof, and with respect to any such default described in this Section 7.1(d)(ii), such default or event of default shall continue for a period of twenty (20) days from its occurrence.

(e)    Borrower or any Material Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Material Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under any Debtor Relief Law, whether now or hereafter in effect; or Borrower or any Material Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition under any Debtor Relief Law; or Borrower or any Material Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Material Subsidiary by any court of competent jurisdiction under any Debtor Relief Law; or any involuntary petition or proceeding pursuant to any Debtor Relief Law is filed or commenced against Borrower or any Material Subsidiary and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

(f)    There is entered against Borrower or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding One Hundred Million Dollars ($100,000,000.00) (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty (30) consecutive days during which such judgment shall remain unvacated, undischarged, unsatisfied or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(g)    The dissolution or liquidation of Borrower or any Guarantor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor.

(h)    Any Change in Control shall occur.

(i)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(j)    Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on Borrower, any Guarantor or any Subsidiary thereof party thereto or any such Person shall so state in writing.

SECTION 7.2.    REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:    LINEAR TECHNOLOGY CORPORATION
1630 McCarthy Boulevard
Milpitas, California 95035-7417
Attn: Paul Coghlan
Fax: (408) 434-0507

BANK:    WELLS FARGO BANK, NATIONAL ASSOCIATION
121 South Market Street, Third Floor
San Jose, California 95113-2293
Attn: Karen Byler, Relationship Manager

Fax: (866) 494-8765

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 8.3.    COSTS AND EXPENSES; INDEMNIFICATION.

(a)    Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include documented outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other Person.

(b)    Indemnification. Borrower agrees to indemnify and hold harmless Bank, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which an Indemnified Party may incur or be subject to (or which may be claimed against an Indemnified Party by any Person) by reason of or in connection with the execution and delivery of and consummation and performance of the transactions contemplated by this Agreement, the Line of Credit Note or any other Loan Document; provided, however, that Borrower shall not be required to indemnify any Indemnified Party for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, any of the foregoing are caused by the willful misconduct or gross negligence of such Indemnified Party. Nothing in this Section 8.3 is intended to limit the obligations of Borrower to pay its obligations under this Agreement or the other Loan Documents. The provisions of this Section 8.3 shall survive the termination of this Agreement and the payment in full of the obligations of Borrower hereunder and under the other Loan Documents.

SECTION 8.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents; provided that Bank shall give Borrower prompt written notice of any assignment to any person that is not a United States person (as defined in Section 7701(a)(30) of the Code).

SECTION 8.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 8.12. CONFIDENTIALITY OF BORROWER INFORMATION. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Bank’s and Bank’s affiliates’ officers, directors, employees, and agents, including, but not limited to, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over Bank or its affiliates’ officers, directors, employees, and agents (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement or defense of its rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to (i) any actual or prospective assignee of or participant in any of Bank’s rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its affiliates’ officers, directors, employees, and agents, including, but not limited to, accountants, legal counsel and other advisors) to any swap or derivative transaction relating to Borrower or any of its respective obligations, (g) with the consent of Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.12 or (ii) becomes available to Bank or any of its affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to Borrower, (i) to governmental regulatory authorities in connection with any regulatory examination of Bank or in accordance with Bank’s regulatory compliance policy if Bank deems necessary for the mitigation of claims by those authorities against Bank or any of its subsidiaries or affiliates, or (j) to the extent that such Information is independently developed by Bank. For purposes of this Section, “Information” shall mean all information received from Borrower and related to Borrower or its business, other than any such information that is available to Bank on a nonconfidential basis prior to its disclosure by Borrower; provided that, in the case of information received from Borrower or any subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Continues With Signatures On Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

LINEAR TECHNOLOGY CORPORATION By:/s/ Paul Coghlan Paul Coghlan Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By:/s/ Karen Byler Karen Byler Senior Vice President

EXHIBIT A

FORM OF CONTINUING GUARANTY

TO:    WELLS FARGO BANK, NATIONAL ASSOCIATION

1.    GUARANTY; DEFINITIONS. In consideration of any credit or other financial accommodation heretofore, now or hereafter extended or made to LINEAR TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower”), by WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and for other valuable consideration, the undersigned [__________] (“Guarantor”), jointly and severally unconditionally guarantees and promises to pay to Bank, or order, on demand in lawful money of the United States of America and in immediately available funds, any and all Indebtedness of Borrower to Bank. The term “Indebtedness” as used herein means the “Obligations” as such term is defined in the Credit Agreement, dated as of October 23, 2013, between Borrower and Bank (as the same may be amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”). This Guaranty is a guaranty of payment and not collection.

2.    SUCCESSIVE TRANSACTIONS; REVOCATION; OBLIGATION UNDER OTHER GUARANTIES. This is a continuing guaranty and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Borrower to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the dissolution, liquidation or bankruptcy of Borrower or Guarantor or any other event or proceeding affecting Borrower or Guarantor. This Guaranty shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances made by Bank to Borrower after revocation under commitments existing prior to receipt by Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by Borrower or committed by Bank prior to receipt by Bank of such revocation, shall not be considered new Indebtedness. Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office at 121 South Market Street, Third Floor, San Jose, California 95113-2293, or at such other address as Bank shall from time to time designate. Any payment by Guarantor shall not reduce Guarantor’s maximum obligation hereunder unless written notice to that effect is actually received by Bank at or prior to the time of such payment. The obligations of Guarantor hereunder shall be in addition to any obligations of Guarantor under any other guaranties of any liabilities or obligations of Borrower or any other persons heretofore or hereafter given to Bank unless said other guaranties are expressly modified or revoked in writing; and this Guaranty shall not, unless expressly herein provided, affect or invalidate any such other guaranties.

3.    OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY. The obligations hereunder are joint and several and independent of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or any other person, or whether Borrower or any other person is joined in any such action or actions. Guarantor acknowledges that this Guaranty is absolute and unconditional, there are no conditions precedent to the effectiveness of this Guaranty, and this Guaranty is in full force and effect and is binding on Guarantor as of the date written below, regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Guarantor. Guarantor waives the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and Guarantor agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Guarantor’s liability hereunder. The liability of Guarantor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent for any reason any amount at any time paid on account of any Indebtedness guaranteed hereby is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.

4.    AUTHORIZATIONS TO BANK. Guarantor authorizes Bank either before or after revocation hereof, without notice to or demand on Guarantor, and without affecting Guarantor’s liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of this Guaranty or the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release any such security; (c) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or any other guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from Borrower to any Indebtedness of Borrower to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Guaranty, and Guarantor hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Guaranty in whole or in part.

5.    REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to Bank that: (a) this Guaranty is executed at Borrower’s request; (b) except as permitted by the Credit Agreement, Guarantor shall not, without Bank’s prior written consent, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or a substantial or material part of Guarantor’s assets other than in the ordinary course of Guarantor’s business or to Borrower or another guarantor of Borrower’s Indebtedness to Bank; (c) Bank has made no representation to Guarantor as to the creditworthiness of Borrower; and (d) Guarantor has established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower’s financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder, and Guarantor further agrees that Bank shall have no obligation to disclose to Guarantor any information or material about Borrower which is acquired by Bank in any manner.

6.    GUARANTOR’S WAIVERS.

(a)    Guarantor waives any right to require Bank to: (i) proceed against Borrower or any other person; (ii) marshal assets or proceed against or exhaust any security held from Borrower or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from Borrower or any other person; (iv) take any other action or pursue any other remedy in Bank’s power; or (v) make any presentment or demand for performance, or give any notice of nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness guaranteed hereunder, or in connection with the creation of new or additional Indebtedness.

(b)    Guarantor waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of Borrower or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of any such Borrower; (iv) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to, or intended or understood by, Bank or Guarantor; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against Borrower; (vi) any impairment of the value of any interest in any security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that Bank give any notice of acceptance of this Guaranty. Until all Indebtedness (other than contingent amounts not yet due) shall have been paid in full, Guarantor shall have no right of subrogation, and Guarantor waives any right to enforce any remedy which Bank now has or may hereafter have against Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Guarantor further waives all rights and defenses Guarantor may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Guarantor’s rights of subrogation or Guarantor’s rights to proceed against Borrower for reimbursement, or (B) any loss of rights Guarantor may suffer by reason of any rights, powers or remedies of Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Borrower’s Indebtedness, whether by operation of Sections 726, 580a or 580d of the Code of Civil Procedure as from time to time amended, or otherwise, including any rights Guarantor may have to a Section 580a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness.

7.    BANK’S RIGHTS WITH RESPECT TO GUARANTOR’S PROPERTY IN BANK’S POSSESSION. In addition to all liens upon and rights of setoff against the monies, securities or other property of Guarantor given to Bank by law, Bank shall have a right of setoff against all monies, securities and other property of Guarantor now or hereafter in the possession of or on deposit with Bank, whether held in a general or special account or deposit or for safekeeping or otherwise, and every such lien and right of setoff may be exercised without demand upon or notice to Guarantor. No right of setoff shall be deemed to have been waived by any act or conduct on the part of Bank, or by any neglect to exercise such right of setoff, or by any delay in so doing, and every right of setoff shall continue in full force and effect until such right of setoff is specifically waived or released by Bank in writing.

8.    RESERVED.

9.    REMEDIES; NO WAIVER. All rights, powers and remedies of Bank hereunder are cumulative. No delay, failure or discontinuance of Bank in exercising any right, power or remedy hereunder shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of this Guaranty, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

10.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Guarantor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include documented outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with the enforcement of any of Bank’s rights, powers or remedies and/or the collection of any amounts which become due to Bank under this Guaranty, and the prosecution or defense of any action in any way related to this Guaranty, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Guarantor or any other Person.

11.    SUCCESSORS; ASSIGNMENT. This Guaranty shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Guarantor may not assign or transfer any of its interests or rights hereunder without Bank’s prior written consent (other than pursuant to a merger of Guarantor with Borrower or a transaction otherwise expressly permitted under the Credit Agreement). Guarantor acknowledges that Bank has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Borrower to Bank and any obligations with respect thereto, including this Guaranty. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Guarantor and/or this Guaranty, whether furnished by Borrower, Guarantor or otherwise. Guarantor further agrees that Bank may disclose such documents and information to Borrower.

12.    AMENDMENT. This Guaranty may be amended or modified only in writing signed by Bank and Guarantor.

13.    APPLICATION OF SINGULAR AND PLURAL. In all cases where there is but a single Borrower, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when this Guaranty is executed by more than one Guarantor, the word “Guarantor” shall mean all or any one or more of them as the context requires.

14.    UNDERSTANDING WITH RESPECT TO WAIVERS; SEVERABILITY OF PROVISIONS. Guarantor warrants and agrees that each of the waivers set forth herein is made with Guarantor’s full knowledge of its significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any waiver or other provision of this Guaranty shall be held to be prohibited by or invalid under applicable public policy or law, such waiver or other provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such waiver or other provision or any remaining provisions of this Guaranty.

15.    GOVERNING LAW. This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

16.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to this Guaranty and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Guaranty or any other contract, instrument or document relating to any Indebtedness, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to this Guaranty or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this Guaranty or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

[Continues With Signatures On Next Page]

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of _______________, _____.

[_____]

By: ______________________________
Name: ____________________________
Title: _____________________________

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To:    Wells Fargo Bank, National Association

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 23, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between Linear Technology Corporation, a Delaware corporation (“Borrower”), and Wells Fargo Bank, National Association (the “Bank”).

The undersigned officer hereby certifies as of the date hereof that he/she is the [Chief Executive Officer][Chief Financial Officer] of Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to Bank on the behalf of Borrower, and that:

1.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the financial statements referenced above.

2.    A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, no Default or Event of Default has occurred or exists.]

--or--

[the following Defaults or Events of Default have occurred and following is a list of each such default and its nature and status:]

3.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _______________, _____.

LINEAR TECHNOLOGY
CORPORATION

By: ____________________
Name: __________________
Title: [Chief Executive Officer][Chief Financial Officer]

SCHEDULE 1 TO
COMPLIANCE CERTIFICATE

CONSOLIDATED EBITDA EXHIBIT As defined per EBITDA1

Consolidated Quarterly EBITDA is the sum as follows (without duplication):
A.    Consolidated net income (or net loss)    $_______________
B.    + foreign, local, state, and federal income taxes    $_______________
C.    + consolidated interest expense    $_______________
D.    + depreciation and amortization    $_______________
E.    + all non-cash losses, expenses or charges as defined in Credit Agreement    $_______________
F.    + all customary costs and expenses in connection with indebtedness
    permitted under the Credit Agreement    $_______________

G.    = Consolidated EBITDA    $_______________
Required Minimum Quarterly Consolidated EBITDA is:    $ 75,000,000.00

TOTAL UNRESTRICTED (OTHER THAN RESTRICTED CASH
HELD BY BANK OR ITS AFFILIATES) UNENCUMBERED
CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

A.    Unrestricted unencumbered Cash    $_______________
B.    Restricted unencumbered Cash Held by Bank or its affiliates    $_______________
C.    + Unrestricted unencumbered Cash Equivalents    $_______________
D.    + Unrestricted unencumbered Marketable Securities    $_______________

E.    = Total unrestricted (other than restricted cash held by Bank or Its affiliates) unencumbered cash, cash equivalents, and
marketable securities    $_______________

1 definition in Credit Agreement dated as of October 23, 2013

Schedule 6.7

Existing Liens

Filings with the Secretary of State of Delaware naming as debtor LINEAR TECHNOLOGY CORPORATION:

Secured Party	Original File No.	File Date	Collateral
Banc of America Leasing & Capital, LLC	20090529005	02/18/09	Equipment
Wells Fargo Financial Leasing, Inc.	20091649687	05/26/09	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20091738555 Amended: 07/21/2009 Amended: 08/05/2009	06/02/09	Leased Equipment Added collateral Changed Debtor’s address
Wells Fargo Financial Leasing, Inc.	20093876924	12/04/09	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20093877401	12/04/09	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20093878169	12/04/09	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20093878193	12/04/09	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20093971246	12/11/09	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20100176861	01/19/10	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20100266126	01/26/10	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20100290647	01/27/10	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20100007558	03/03/10	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20104616086	12/29/10	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20110050354	01/06/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20110083991	01/10/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20110293046	01/26/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20112870908	07/26/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113161158	08/15/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113198515	08/17/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113207266	08/18/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113207282	08/18/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113207290	08/18/11	Leased Equipment

Wells Fargo Financial Leasing, Inc.	20113306019	08/25/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113404814	09/02/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20113416792	09/06/11	Leased Equipment
Ricoh Americas Corporation	20114278894	11/07/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20114559541	11/30/11	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20121298050	04/04/12	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20123721703	09/26/12	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20131106690	03/22/13	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20131490292	04/18/13	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20131623967	04/29/13	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20131767459	05/08/13	Leased Equipment
Wells Fargo Financial Leasing, Inc.	20131890525	05/17/13	Leased Equipment